JOHN HANCOCK CAPITAL SERIES

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

Terms of new or amended securities

For John Hancock Classic Value Fund and John Hancock U.S. Global Leaders Growth Fund:

The Class A disclosure below was added to the prospectuses for each of the Funds and the following supplements were filed as a 497 filing with the Securities and Exchange Commission on April 29, 2011, as follows:

John Hancock Classic Value Fund (the “fund”)

Supplement dated 4-29-11 to the current Class A, Class B and Class C Shares Prospectus

In the "Your account – Sales charge reductions and waivers" section, the following paragraph is added to the “Waivers for certain investors” subsection, as follows:

Investors who acquired their Class A shares of the fund as a result of the reorganization of Pzena Focused Value Fund, may make additional purchases without a sales charge to their accounts that have continuously held fund shares since the date of the reorganization.  An investor purchasing fund shares through a financial institution may no longer be eligible to purchase fund shares at NAV if the nature of the investor's relationship with and/or the services it receives from the financial institution changes. In such cases, such investors may be required to hold their fund shares directly through John Hancock Signature Services, Inc., the fund’s transfer agent, in order to maintain the privilege with respect to future purchases.  Please consult with your financial representative for further details.

John Hancock U.S. Global Leaders Growth Fund (the “fund”)

Supplement dated 4-29-11 to the current Class A, Class B and Class C Shares Prospectus

In the "Your account – Sales charge reductions and waivers" section, under the “Waivers for certain investors” subsection, the following paragraph replaces the existing next-to-last paragraph of this subsection:

Investors who acquired their Class A shares of the fund as a result of the reorganization of U.S. Global Leaders Growth Fund, may make additional purchases without a sales charge to their accounts that have continuously held fund shares since the date of the reorganization.  An investor purchasing fund shares through a financial institution may no longer be eligible to purchase fund shares at NAV if the nature of the investor's relationship with and/or the services it receives from the financial institution changes. In such cases, such investors may be required to hold their fund shares directly through John Hancock Signature Services, Inc., the fund’s transfer agent, in order to maintain the privilege with respect to future purchases.  Please consult with your financial representative for further details.

JOHN HANCOCK CAPITAL SERIES

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

Terms of New or Amended Securities

For John Hancock Classic Value Fund and John Hancock U.S. Global Leaders Growth Fund:

On May 3, 2011, the Board of Trustees approved the establishment of a new institutional share class, Class R6 shares, for John Hancock Classic Value Fund and John Hancock U.S. Global Leaders Growth Fund and the related Multi-Class Plan.  The Board also authorized the filing of the related post-effective amendment to the Fund’s registration statement which was filed on August 30, 2011, accession number 0000950123-11-081275.